                                                    EX-99.B(h)cmasaamend

                            Amendment to
                   Accounting Services Agreement

THIS AMENDMENT, made as of the 1st day of September, 2000, by and between
Waddell & Reed Advisors Cash Management, Inc. (the "Fund"), a Maryland
Corporation and Waddell & Reed Services Company ("Agent"), a Missouri
Corporation, to amend the Accounting Services Agreement dated October 1, 1990
("Agreement") by and between the Fund and Agent,

                             WITNESSETH:

WHEREAS, the Fund and the Agent agree to amend and restate Section C
Compensation of the Agent to read as follows:

C. Compensation of the Agent

The Fund agrees to pay to the Agent for its services under this Agreement, an amount payable on the first day of the month as shown in the following table pertinent to the average daily net assets of the Fund during the prior month:

   Fund's Average Daily                            Monthly Fee
   Net Assets for the Month (Millions)

   $0 to $10                                       None
   $10 to $25                                      $917
   $25 to $50                                      $1,833
   $50 to $100                                     $2,750
   $100 to$200                                     $3,666
   $200 to $350                                    $4,583
   $350 to $550                                    $5,500
   $550 to $750                                    $6,417
   $750 to $1,000                                  $7,792
   $1,000 and over                                 $9,167

In addition, for each class of shares in excess of one, the Fund pays the
Agent a monthly per-class fee equal to 2.5% of the monthly base fee.

 All other terms of the Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed on the date and year first above written.

           WADDELL & REED ADVISORS CASH MANAGEMENT, INC.

           By:   /s/Kristen A. Richards
                 -------------------------------------------
                 Kristen A. Richards, Vice President

ATTEST:

 By:   /s/Daniel C. Schulte
       ----------------------------------------
       Daniel C. Schulte, Assistant Secretary

           WADDELL & REED SERVICES COMPANY

           By:   /s/Michael D. Strohm
                 -----------------------------------------
                 Michael D. Strohm, President

ATTEST:

 By:   /s/Daniel C. Schulte
       -----------------------------------
       Daniel C. Schulte, Secretary